Exhibit 99.1

Medifast, Inc. Announces Quarterly Dividend

BALTIMORE, June 16, 2020/PRNewswire/ -- Medifast, Inc. (NYSE: MED), the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, announced today that its Board of Directors has declared a $1.13 quarterly cash dividend to its stockholders. The quarterly cash dividend of $1.13 per share is payable on August 6, 2020 to stockholders of record as of the close of business on June 30, 2020.

Medifast expects to maintain a program of paying dividends on a quarterly basis. However, the declaration of dividends in the future is subject to the discretion of the company’s Board of Directors, who will evaluate the company's dividend program from time to time based on factors that it deems relevant.

About Medifast:

Medifast (NYSE: MED) is  the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers Lifelong Transformation, One Healthy Habit at a Time®. Based on nearly 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of thousands of independent OPTAVIA Coaches teach Clients to develop holistic healthy habits through products and clinically proven plans, the Habits of Health® Transformational System and comprehensive support from a community of like-minded people. In 2019, Medifast expanded the OPTAVIA movement globally, beginning with the Asia-Pacific region. Medifast is traded on the New York Stock Exchange and was named to Fortune's 100 Fastest-Growing Companies list in 2019 and Forbes' 100 Most Trustworthy Companies in America list in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

Forward Looking Statements

This release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements are based on present circumstances and on Medifast's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including the expected future payment of dividends and any statement of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and Medifast assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

MED-F

Investor Contact:

ICR, Inc.

Scott Van Winkle

(617) 956-6736